To Our Shareholders:

We are once again pleased to provide you with this quarterly update on the financial position and results of operations of Citizens Financial Corp.

Through the first nine months of the year net income was $1,654,000. This is a 16% improvement from the $1,425,000 earned during the same time last year. Earnings per share also improved, rising more than 18% to $.90. Because of this we have been able to increase your dividend by $.06 to $.36 per share.

This improvement is primarily the result of a $585,000 increase in net interest income. Gains in this area reflect a slight improvement in net interest margin due to a combination of rising interest rates, balance sheet growth and changes in the mix of our earning assets and interest bearing liabilities.

While total assets have increased $4,885,000 to over $240 million in the last twelve months, our loan portfolio has grown by $12.4 million. This loan growth has been partially funded by reducing our holdings of lower yielding investment securities. In addition, a growing deposit base has not only helped fund our loan growth, but also reduced our need for borrowed funds.

Our improvement in net interest income has been partly offset by higher noninterest expense, which is up by $270,000, or 5.1%. This increase is the result of a number of one-time costs including several designed to improve operations and reduce future expenditures. Without these items our noninterest expense would actually be less than last year.

To help manage our loan portfolio we have engaged several highly skilled persons to ensure our future success. We are pleased and fortunate to welcome Rudy Torjak, Jr. as our Chief Credit Officer and Carla Hess as our Credit Analyst. We have also recognized the demands of successfully managing our branch network and have been equally fortunate to welcome Sherrie Holler as our Branch Coordinator. These three talented professionals will all help strengthen our organization.

We are certainly encouraged by these results and hold high hopes for continued improvement in the future. We thank each of our employees, shareholders and customers for the confidence they have placed in us and pledge our best efforts for continued success.

Sincerely,

/s/ Max L. Armentrout	/s/ Robert J. Schoonover
Max L. Armentrout	Robert J. Schoonover
Chairman of the Board	President and Chief Executive Officer

STATEMENTS OF CONDITION-(Unaudited)

	September 30,
ASSETS
	2006	2005
Cash and due from banks	$6,555,786	$6,278,979
Federal funds sold	1,942,971	5,895,793
Securities available for sale	57,871,445	62,292,770
Loans, less allowance for loan losses of $1,836,163 and $1,534,837 respectively	163,747,933	151,340,437
Premises and equipment	4,199,530	4,142,911
Accrued interest receivable	1,332,754	1,166,916
Other assets	5,064,561	4,712,001
Total assets	$240,714,980	$235,829,807

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
Noninterest bearing	$24,915,567	$24,886,708
Interest bearing	170,718,575	160,823,539
Total deposits	195,634,142	185,710,247
Short-term borrowings	18,279,588	21,913,941
Long-term borrowings	3,863,927	5,744,114
Other liabilities	2,540,656	1,906,137
Total liabilities	220,318,313	215,274,439

Common stock, authorized 4,500,000 and 2,250,000 shares of $2.00 par value, issued 2,250,000 and 750,000 shares, respectively	4,500,000	1,500,000
Additional paid in capital	-	2,100,000
Retained earnings	20,793,924	20,515,362
Treasury stock, at cost, 413,808 and 129,187 shares, respectively	(3,707,832)	(3,233,344)
Accumulated other comprehensive income	(1,189,425)	(326,650)
Total shareholders'equity	20,396,667	20,555,368
Total liabilities and shareholders' equity	$240,714,980	$235,829,807

STATEMENTS OF INCOME-(Unaudited)

	Nine months ended
	September 30
INTEREST INCOME
	2006	2005
Interest and fees on loans	$9,571,410	$7,830,984
Interest and dividends on securities:
Taxable	1,529,754	1,247,729
Tax-exempt	225,859	245,381
Interest on federal funds sold	44,684	85,972
Total interest income	11,371,707	9,410,066

INTEREST EXPENSE

Interest on deposits	3,476,822	2,373,506
Interest on short-term borrowings	619,743	354,091
Interest on long-term borrowings	134,194	126,488
Total interest expense	4,230,759	2,854,085
Net interest income	7,140,948	6,555,981
Provision for loan losses	274,666	205,999
Net interest income after provision for loan losses	6,866,282	6,349,982

NONINTEREST INCOME

Trust department income	149,314	150,633
Service fees	624,388	568,042
Insurance commissions	20,338	21,712
Securities gains/(losses)	(17,694)	-
Brokerage income	89,512	62,216
Secondary market loan fees	87,310	77,277
Other	209,892	174,726
Total noninterest income	1,163,060	1,054,606

NONINTEREST EXPENSE

Salaries and employee benefits	2,850,432	2,713,693
Net occupancy expense	280,165	253,396
Equipment expense	339,277	360,903
Data processing	411,417	456,793
Director fees	204,166	189,175
Postage expense	129,609	131,751
Professional service fees	267,173	188,984
Stationery	109,087	124,032
Software expense	134,772	167,660
Other	872,630	742,735
Total noninterest expense	5,598,728	5,329,122
Income before income taxes	2,430,614	2,075,466
Income tax expense	776,976	650,555
Net income	$1,653,638	$1,424,911

Basic and fully diluted earnings per common share	$0.90	$0.76

Average common shares outstanding	1,846,391	1,866,357

Dividends per common share	$0.36	$0.30

OFFICERS

Citizens Financial Corp.

MAX L. ARMENTROUT
Chairman of the Board

ROBERT J. SCHOONOVER
President and Chief Executive Officer

WILLIAM T. JOHNSON, JR.
Vice President

THOMAS K. DERBYSHIRE, CPA
Vice President and Treasurer

LEESA M. HARRIS
Secretary

DIRECTORS

Citizens Financial Corp.

ROBERT NORMAN ALDAY
MAX L. ARMENTROUT
WILLIAM J. BROWN
EDWARD L. CAMPBELL
JOHN F. HARRIS
WILLIAM T. JOHNSON, JR.
CYRUS K. KUMP
ROBERT J. SCHOONOVER
L.T. WILLIAMS
JOHN A. YEAGER, CPA

PAUL J. JOSEPH
Director Emeritus

CITIZENS NATIONAL BANK

MAX L. ARMENTROUT
WILLIAM J. BROWN
EDWARD L. CAMPBELL
JOHN F. HARRIS
WILLIAM T. JOHNSON, JR.
DICKSON W. KIDWELL
CYRUS K. KUMP
FRANKLIN M. SANTMYER, JR.
ROBERT J. SCHOONOVER
THOMAS A. WAMSLEY
L. T. WILLIAMS
C. CURTIS WOODFORD
JOHN A. YEAGER, CPA

PAUL J. JOSEPH
Director Emeritus